UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to § 240.14a-12

DELEK US HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1) As of 2/26/21; peer set includes CVR Energy, Inc, HollyFrontier Corporation, Marathon Petroleum Corporation, Par Pacific Holdings, Inc., PBF Energy Inc., Phillips 66 and Valero Energy Corporation.

Delek Comments on CVR Energy Letter

BRENTWOOD, Tenn., March 1, 2021 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today issued the following statement regarding the Section 220 books and records request letter sent by CVR Energy, Inc. ("CVR"), a majority owned subsidiary of Icahn Enterprises L.P.:

Delek will review the Section 220 books and records request letter that we received from CVR this morning.

CVR has launched its activism campaign and proxy fight to drive its agenda – which we believe is not in the best interests of Delek shareholders. Indeed, CVR’s previous letter demanded that Delek take a number of actions that would benefit CVR, to the detriment of Delek and its shareholders.

The successful execution of Delek’s long-term strategy has clearly delivered value for our shareholders, demonstrated by a five-year total shareholder return of +92% in comparison to +28% for the average of our peers(1), including CVR, over the same period.

We will review and respond to CVR’s letter in due course.

About Delek US Holdings, Inc.

Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations consist of Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics"). Delek US and its affiliates also own the general partner and an approximate 80 percent limited partner interest in Delek Logistics. Delek Logistics is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail business operates approximately 253 convenience stores in central and west Texas and New Mexico.

Information about Delek US Holdings, Inc. can be found on its website (www.delekus.com), investor relations webpage (ir.delekus.com), news webpage (www.delekus.com/news) and its Twitter account (@DelekUSHoldings).

Additional Information

Delek US, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from the company’s shareholders in connection with the matters to be considered at the Company’s 2021 Annual Meeting. Delek US intends to file a proxy statement and a white proxy card with the SEC in connection with any such solicitation of proxies from the Company’s shareholders. DELEK US SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.
Information regarding the ownership of the Company’s stock and other securities by the Company’s directors and executive officers is included in SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website (http://www.delekus.com) in the section “Investors” or through the SEC’s website at www.sec.gov. Information can also be found in the
(1) As of 2/26/21; peer set includes CVR Energy, Inc, HollyFrontier Corporation, Marathon Petroleum Corporation, Par Pacific Holdings, Inc., PBF Energy Inc., Phillips 66 and Valero Energy Corporation.

Company’s other SEC filings, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Company’s 2021 Annual Meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Delek US with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at http://www.delekus.com.

Investor Relations Contact:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312

Public Relations Contacts:
Michael Freitag / Tim Lynch / Andrew Squire - Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449